As filed with the Securities and Exchange Commission on July 24, 2008
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

NORTH VALLEY BANCORP
(Exact name of registrant as specified in its charter)

California	94-2751350
(State of Incorporation)	(I.R.S. Employer Identification No.)

300 Park Marina Circle, Redding, California 96001
(Address of principal executive office)

North Valley Bancorp 2008 Stock Incentive Plan
(Full title of the plan)

Michael J. Cushman, President and Chief Executive Officer
North Valley Bancorp
300 Park Marina Circle, Redding, California 96001
(Name and address of agent for service)

(530) 226-2900
(Telephone number, including area code, of agent for service of process)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value	400,000 (1)	$4.875(2)	$1,950,000(2)	$76.64

(1)          Issuable upon exercise of options or shares granted or to be granted under the North Valley Bancorp 2008 Stock Incentive Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of common stock that may be issuable as a result of stock splits, stock dividends or similar transactions pursuant to anti-dilution and adjustment provisions of the North Valley Bancorp 2008 Stock Incentive Plan.

(2)          Estimated pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, solely for the purpose of calculating the registration fee, based upon the average of the high and low sale prices of the Registrant’s Common Stock on July 22, 2008, as reported on the Nasdaq Global Select Market.

This Registration Statement, including exhibits, consists of 10 sequentially numbered pages. The Index to Exhibits is located at page 8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of this Form S-8 will be sent or given to participants in the North Valley Bancorp 2008 Stock Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement, pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

          The following documents are incorporated by reference:

          (a)     The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Commission on March 14, 2008.

          (b)     The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as filed with the Commission on May 9, 2008.

          (c)     The Registrant’s Current Reports on Form 8-K, as filed with the Commission on January 7, 2008, January 30, 2008, February 28, 2008, March 6, 2008, April 29, 2008, May 5, 2008, and May 23, 2008.

          (d)     All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2007.

          (e)     The information with regard to the Registrant’s capital stock contained in a registration statement filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, including any subsequent amendment or report filed for the purpose of updating such information.

          (f)     The description of the Registrant’s Preferred Stock Purchase Rights, contained in the Registrant’s Registration Statement on Form 8-A/12G, as filed with the Commission on September 30, 1999 under Section 12 of the Securities Exchange Act of 1934.

          All documents later filed by the Registrant under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and before the Registrant files a post-effective amendment which indicates that all securities have been sold, or which deregisters all securities that have not been sold, will be incorporated by reference and will be a part of this filing from the date such document was filed.

Item 4. Description of Securities

          Not applicable.

Item 5. Interest of Named Experts and Counsel

          Not applicable.

Item 6. Indemnification of Directors and Officers

          The California General Corporation Law provides for the indemnification of officers and directors who are made or are threatened to be made a party to any legal proceeding by reason of their service to North Valley Bancorp (herein, the “Company”). The Articles of Incorporation and Bylaws of the Company permit indemnification of directors and officers to the maximum extent permitted by California law. The Company has in effect director and officer liability insurance policies indemnifying the Company and the officers, directors and certain assistant officers of the Company and officers and directors of the Company’s subsidiaries within specific limits for certain liabilities incurred by reason of their being or having been directors or officers. The Company pays the entire premium for these policies.

Item 7. Exemption from Registration Claimed

           Not applicable.

Item 8. Exhibits

          See the Index to Exhibits, which is incorporated in this item by reference.

Item 9. Undertakings

          (a)     The undersigned registrant hereby undertakes:

                    (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                              (i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

                              (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                              (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                    (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

                    (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

          (h)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redding, State of California, on July 24, 2008.

NORTH VALLEY BANCORP
(Registrant)

By /s/ Michael J. Cushman

Michael J. Cushman
President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Cushman, Kevin R. Watson and Leo J. Graham, and each or any one of them, his true and lawful attorney-in-fact and agent, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Cushman	President and Chief Executive Officer (Principal	July 24, 2008
Executive Officer), and Director
Michael J. Cushman

/s/ Kevin R. Watson	Executive Vice President and Chief Financial Officer	July 24, 2008
(Principal Financial Officer and Principal Accounting
Kevin R. Watson	Officer)

/s/ J. M. Wells, Jr.	Director and Chairman of the Board	July 24, 2008

J. M. Wells, Jr.

/s/ William W. Cox	Director	July 24, 2008

William W. Cox

/s/ Royce L. Friesen	Director	July 24, 2008

Royce L. Friesen

/s/ Dan W. Ghidinelli	Director	July 24, 2008

Dan W. Ghidinelli

/s/ Kevin D. Hartwick	Director	July 24, 2008

Kevin D. Hartwick

/s/ Roger B. Kohlmeier	Director	July 24, 2008

Roger B. Kohlmeier

/s/ Martin A. Mariani	Director	July 24, 2008

Martin A. Mariani

/s/ Dolores M. Vellutini	Director	July 24, 2008

Dolores M. Vellutini

INDEX TO EXHIBITS

Exhibit No.	Exhibit Name	Sequential Page No.

4.1

Shareholder Protection Rights Agreement, dated as of September 9, 1999, between North Valley Bancorp and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, including the Certificate of Determination, the forms of Rights Certificate and Election to Exercise, and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibits A, B and C, respectively (incorporated herein by reference to Registrant’s Registration Statement on Form 8-A/12G, filed with the Commission on September 30, 1999)

5.1	Opinion of Counsel	9

23.1	Consent of Counsel (See Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm	10

24.1	Power of Attorney (see signature pages 6 and 7)

99.1

North Valley Bancorp 2008 Stock Incentive Plan (incorporated by reference from the Registrant’s Definitive Proxy Statement for its 2008 Annual Meeting of Shareholders, filed with the Commission on April 22, 2008)